Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13D is being filed on behalf of each of the undersigned.

Date: September 18, 2025

J Digital 6 Cayman Ltd.

By: /s/ Samarth Haribhakti

Name: Samarth Haribhakti

Title: Director

J Digital 6 LLC

By: /s/ Matthew Hinerfeld

Name: Matthew Hinerfeld

Title: Authorized Signatory

DYSO TC, LLC

By: /s/ William DiSomma

Name: William DiSomma

Title: Manager

PXG, LLC

By: /s/ Paul Gurinas

Name: Paul Gurinas

Title: Manager

/s/ William DiSomma

Name: William DiSomma

/s/ Paul Gurinas

Name: Paul Gurinas